Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Array Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Array Technologies, Inc. 2021 Employee Stock Purchase Plan Common Stock, $0.001 par value	Other - 457(c) and 457(h)	3,500,000 shares (2)	$12.66 (3)	$44,310,000.00	$92.70	$4,107.54

Total Offering Amounts					$44,310,000.00		$4,107.54

Total Fee Offsets							N/A

Net Fee Due							$4,107.54

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminable number of additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), that may become issuable under the Array Technologies, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) to prevent dilution resulting from any stock splits, share dividends or other similar transactions.

(2)	Represents 3,500,000 shares of Common Stock issuable under the Plan.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on June 22, 2022 to be $13.11 and $12.20, respectively.